EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No’s. 333-47646, 333-55504, 333-74768, 333-120091 and 333-130571) of Microtune, Inc. of our reports dated March 13, 2007, with respect to the consolidated financial statements of Microtune, Inc., Microtune, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Microtune, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Dallas, Texas

March 13, 2007